Exhibit 99.2

SilverBox Corp V Announces Closing of

Upsized $276 Million Initial Public Offering

Austin, Texas, December 4, 2025 — SilverBox Corp V (the “Company”) today announced the closing of its upsized initial public offering of 27,600,000 units at a price of $10.00 per unit, including 3,600,000 units pursuant to the exercise of the over-allotment option in full. The units began trading on the New York Stock Exchange under the ticker symbol “SBXE.U” on December 3, 2025. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the New York Stock Exchange under the symbols “SBXE” and “SBXE.WS,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry but intends to focus its search on a target business in an industry where it believes the expertise of its management team will provide it with a competitive advantage in completing a successful initial business combination.

Santander US Capital Markets LLC acted as sole book-running manager.

SilverBox Securities LLC, an affiliate of the sponsor of the Company, acted as financial advisor to the Company in connection with the offering.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Santander US Capital Markets LLC, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

A registration statement relating to the securities became effective on December 2, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Dan Esters

SilverBox Capital LLC

Phone: (512) 575-3637

Email: info@sbcap.com